Exhibit 99.1

FOR IMMEDIATE RELEASE

CELSIUS’ NEWEST SPARKLING KIWI GUAVA FLAVOR

RAPIDLY AUTHORIZED AS RETAILERS SEEK HISPANIC MILLENNIALS

Flavor Addition Shows Brand Demand and Retailers’ Response to Growing Hispanic Millennial Market

BOCA RATON, FL, August 30, 2018 – Celsius Holdings, Inc. (Nasdaq: CELH), maker of the clinically proven, globally marketed performance CELSIUS® drinks, today announced that Target, GNC and 7-Eleven stores, along with Military Exchanges worldwide and top-tier fitness distributors and retailers nationwide, including Gold’s Gym corporate locations, will now sell CELSIUS® Sparkling Kiwi Guava, the newest flavor from its Originals line. The addition of the new SKU in these respective retail stores, fitness clubs and exchanges shines light on the continued growth of CELSIUS’ proven functional beverages and the demand for healthier energy drinks offering vitamins and carbonation without the sugar and calories found in traditional energy drinks.

“As we expand our portfolio line-up we remain aligned with the company’s mission to provide proprietary, proven and innovative SKUs with a focus on health and wellness,” states John Fieldly, CEO of Celsius Holdings, Inc. “As consumers continue to seek healthier alternatives, we are ensuring CELSIUS® brands are widely available as consumers shift preferences to healthier selections in the more than $25 billion energy beverage segment.”

CELSIUS is unique as it is a crossover drink capable of sitting in the supplement aisle given its multifaceted advantages of being both drinkable and bearing a supplemental facts panel, allowing the brand to make structure and function claims. A powerful asset for the branded portfolio is its ability to occupy real estate at retail in more than one aisle. Beverage aisle buyers in the mass, military and convenience stores have expanded CELSIUS®’ SKU line-up and will include the Sparkling Kiwi Guava SKU on their energy drink set shelves and in cold vault locations this fall.

Target is expanding their CELSIUS® SKU assortment overall and will include Sparkling Kiwi Guava in early Fall 2018. GNC and The Vitamin Shoppe will carry Sparkling Kiwi Guava in their cold coolers and beverage set, and 7-Eleven, which initially authorized the new SKU – making it available for franchisees and national corporate stores - will carry Sparkling Kiwi Guava in their cold vault, energy drink set, adjacent to four other authorized CELSIUS Original SKUs and two authorized CELSIUS HEAT SKUs, the 16oz version with added caffeine and L-Citruline.

“Our Kiwi Guava SKU was created to proactively target the fast-growing Hispanic Millennial market segment,” said Vanessa Walker, CELSIUS’ EVP Marketing and Innovation. “The enjoyable and refreshing citrus flavor is a perfect fit for the lineup as we further position the brand as a proven-to-function, delicious and healthier alternative to the traditional energy drinks out there today – Kiwi Guava broadens the appeal and the reach. Millennial Hispanics is a growing consumer market segment that is becoming increasingly focused on health and well-being, and as with any millennial audience, flavor matters.”

Sparkling Kiwi Guava is the newest addition to Celsius’ Originals line and was launched in April of 2018, becoming the eighth SKU in the Originals line comprised of six sparkling and two non-carbonated flavors.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (Nasdaq: CELH), founded in April 2004, is a global company that has a branded portfolio consisting of two beverage lines; each offering proprietary, functional, healthy-energy formulas that are clinically-proven to offer significant health benefits to its users.* The CELSIUS® Original Line comes in eight delicious sparkling and non-carbonated flavors in sleek 12oz cans and is also available in single-serve powder packets in four on-the-go, enjoyable flavors. The CELSIUS® Natural Line is an extension of the original line offering naturally-caffeine and naturally-sweetened, and is available in six refreshing sparkling and non-sparkling flavors.

New to the portfolio is CELSIUS HEAT™, which offers an additional 100mg of caffeine than the Original and Natural extension, for a total of 300mg per can. It also contains 2,000mg of L-citrulline, a vasodilator. CELSIUS HEAT™ is sold in 16oz cans, is available in seven carbonated flavors and was developed for those seeking a bolder version of the Original and Natural line extension - which are sold in 12oz cans and appeal to the masses as an active lifestyle brand. As with all CELSIUS® products, CELSIUS HEAT™ is a thermogenic and is an ideal 16oz energy drink given it is proven-to-function and is healthier than competitive 16oz traditional energy drinks with high sugar content. CELSIUS HEAT™ targets millennial fitness enthusiasts, avid gym goers, professional trainers, competitive athletes, the military and first responders.

CELSIUS® has zero sugar, no preservatives, no aspartame, no high fructose corn syrup, and is non-GMO, with no artificial flavors or colors. The CELSIUS® line of products is Certified Kosher and Vegan. CELSIUS® is also soy and gluten-free and contains very little sodium. CELSIUS® is sold nationally through dominant fitness channel distributors and retailers, The Vitamin Shoppe, GNC, Amazon.com, Walmart.com, Target, 7- Eleven, Sprouts, The Fresh Market and other key regional retailers such as HEB, Publix, Winn-Dixie, Harris Teeter, Shaw's, Food Lion, CVS and many more.

*CELSIUS®' functional claims are backed by six published university studies. The first study was conducted in 2005 and additional studies from the University of Oklahoma were conducted over the next five years. The studies were published in peer-reviewed journals and validate the unique benefits that CELSIUS® provides.

For more information, please visit the brand websites: www.celsius.com, www.celsiusheat.com, and investor site www.celsiusholdingsinc.com.

Forward-Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Celsius Holdings, Inc.’s future results of operations and/or financial position, or state other forward-looking information. In some cases, you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," "would," or similar words. You should not rely on forward-looking statements since Celsius Holdings' actual results may differ materially from those indicated by forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations affecting our business; and other risks and uncertainties discussed in the reports Celsius Holdings has filed previously with the Securities and Exchange Commission. Celsius Holdings does not intend to and undertakes no duty to update the information contained in this press release.

Investor Relations:

Cameron Donahue

(651) 653-1854

cameron@haydenir.com

Media Inquiries:

Vanessa Walker

Vwalker@celsius.com

Kathleen Berzon

kberzon@celsius.com